Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Everfront Biotech Holding Company Limited

Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.01 per share	457	(o)	—	—	$10,000,000	(6)	0.00015310	$1,531.00
	Other	Warrants(3)	457	(g)
	Equity	Ordinary Shares underlying Warrants(3)	457	(o)			$500,000		0.00015310	$76.55
Carry Forward Securities
		—	—		—	—	—			—
		Total Offering Amounts								$1,607.55
		Total Fees Previously Paid								—
		Net Fee Due								$1,607.55

(1)	The registration fee is based on an estimate of the maximum aggregate offering price for the ordinary shares pursuant to Rule 457(o). These estimates assume the sale of the maximum number of ordinary shares at the highest expected offering price and a number of ordinary shares underlying warrants equal to 5.0% of the maximum aggregate offering price for the ordinary shares.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The registrant will issue to the representatives at the closing of this offering warrants to purchase a number of ordinary shares equal to 5% of the ordinary shares sold in the offering. Because this registration statement also registers the ordinary shares underlying these warrants, no separate registration fee is required with respect to the warrants in accordance with Rule 457(g).